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                                                                       Exhibit 5


[LOGO]                                                          [ITT LETTERHEAD]

January 3, 1996



Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C. 20549

Dear Sirs:

This opinion is furnished in connection with the registration statement under the Securities Act of 1933 as amended, of a certain modified single premium variable life insurance contract (the "Contract") that will be offered and sold by ITT Hartford Life and Accident Insurance Company and certain units of interest to be issued in connection with the Contract.

The hypothetical illustrations of the contract used in this Registration Statement accurately reflect reasonable estimates of projected performance of the contract under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Securities Act Registration Statement on Form S-6 and to the reference to my name under the heading "Experts" in the Prospectus included in the Securities Act Registration Statement.

Very truly yours,


/s/  Michael Winterfield

Michael Winterfield
Director, Individual Annuity
Product Management

                                                    ITT HARTFORD INSURANCE GROUP